Exhibit 21.1

Subsidiaries of the Registrant

Procore Technologies, Inc.

Procore Technologies Canada Inc.

Procore Technologies Pty Ltd.

Procore UK Ltd.

Procore Technologies Mexico, S. De R.L. de C.V.

Procore International, Inc.

Zimfly, Inc.

Honest Buildings, LLC

Construction BI, LLC